EXHIBIT 10.30

                             PARTICIPATION AGREEMENT

                                Hollins Prospect

WHEREAS; Edwin S. Nichols Exploration, Inc., herein referred to as "ESN", is currently the owner of or has negotiated for or is in the process of negotiating for the rights to acquire all or a portion of certain oil and gas properties herein after referred to as the Hollins Prospect located in the T & P RR. Co. Survey Block 22, Sections 20, 21, 29 & 30 and containing 1480 acres of land, more or less, a description of which is attached hereto as Exhibit "A".

AND WHEREAS; ESN now plans to develop potential oil & gas reserves on the said Hollins Prospect by initially drilling three new wells (the "Initial Wells") on the prospect acreage, those being the ESN # 1-29 Beall, located 750' FWL & 1,500' FSL of Section 29 , the ESN # 1-30 Beall, located 467' FEL & 2,000' FNL of Section 30, both located in Block 22 of the T & P Survey Nolan County, Texas, and thereafter drilling of a third well on the Hollins Prospect acreage at a location to be mutually agreed to by the parties hereto.

NOW WHEREAS; Falcon Natural Gas Corp., herein referred to as "Participant", wishes to participate with ESN in the drilling of the said Initial Wells on the Hollins Prospect acreage as stated above for a 75% (seventy-five per cent) working interest, being a 55.80% (fifty-five & 80/100 percent) net revenue interest (after taking into account the assignment by Falcon of a 0.45% ORRI pursuant to a consulting agreement with Wood Roberts, LLC.) on a AFE 1/3 for 1/4 basis under the following terms and conditions:

1. ESN shall charge and the participant shall pay to ESN the amount of $36,750.00 per 40-acre location ("Location Fee") for all wells drilled on the Hollins Prospect and upon the execution of this agreement the Participant agrees to pre-pay to ESN the amount of $110,250.00 (one hundred ten thousand, two hundred fifty dollars) representing the Participant's cost for three initial location fees for the above mentioned Initial Wells.

2. The Initial Wells drilled subject to this agreement on the said Hollins Prospect will be on an AFE 1/3 for 1/4 basis with the Participant paying 100% of the cost of drilling and completing into the tanks or pipeline and receiving by assignment from ESN a 75% working interest, being a 55.80% net revenue interest, Wood Roberts receiving by assignment a 0.45% ORRI, and ESN retaining a 25% working interest, being an 18.75% net revenue interest carried through drilling and completion into the tanks or pipeline. Each of the Initial Wells drilled or re-entered and thereafter completed will earn a 40-acre production unit unless the minimum unit required for such well to produce 100% allowable is greater, in which case the production unit will be increased to satisfy such requirement and the location fee will be proportionately increased accordingly.

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3.    Subject to the terms of this agreement the parties hereto will drill two wells, those being the ESN # 1-29 Beall well and the ESN # 1-30 Beall well at the locations set out above and then one additional well of which the location will be mutually agreeable between the parties hereto, each well being to a proposed depth of +/- 5,900' or deep enough to test the Canyon Sand formation on legal drill site units as required by the Texas Railroad Commission. Upon the execution of this agreement and payment of the three Location Fees to ESN by the Participant, ESN shall immediately attempt to schedule a drilling rig to drill the ESN # 1-29 Beall and then immediately thereafter the ESN # 1-30 Beall, with the anticipated target spud date of the first well being on or about May 1, 2006. Upon a drilling spud date being confirmed by a drilling company ESN will notify the Participant of the scheduled spud date and thereafter ESN shall invoice the Participant for its share of the drilling cost for such wells. On or before 30 days from the scheduled spud date of each well the Participant agrees to pay to ESN at ESN's address the amount of $343,556.72 for each scheduled well which represents the Participant's estimated 1/3 for 1/4 share of the drilling and testing cost as set out in the AFE attached hereto as Exhibit "B". After the drilling and testing phase of each well ESN will notify Participant of the findings and if a completion attempt is deemed warranted by the parties, Participant shall have 72 hours from such notice by ESN to pay to ESN at ESN's address the Participant's estimated share of the completion cost for each well, that being $428,250.05 as set out on the AFE attached hereto as Exhibit "B". Failure of the Participant to submit its share of the drilling and testing funds for the first two scheduled wells within the allotted time period when invoiced by ESN shall represent the Participant's decision not to participate in any of the said Initial Wells and by so doing shall cause the immediate automatic termination of the Participant's right title and interest, if any, in and to the Hollins Prospect and wells drilled thereon, and from that time forward neither party shall have any obligation to the other and ESN shall retain all money previously paid by the Participant, with regards to the Hollins Prospect, as liquidated damages, and not as a penalty, the parties agreeing that the damages to ESN would be difficult to ascertain. Failure of the Participant to submit its share of the drilling and testing funds for any well subsequent to the first two wells within the allotted time period when invoiced by ESN shall represent the Participant's decision not to participate in any subsequent wells and by so doing Participant shall
      (a) retain all Participant's earned right, title and interest, if any, in and to completed wells and those units drilled thereon by the parties, and
      (b) cause the immediate automatic termination of the Participant's right title and interest, if any, other than the retained earned interest, in and to the Hollins Prospect acreage and subsequent wells and those units drilled thereon, and from that time forward neither party shall have any obligation to the other, save and except in relation to the Participant's retained earned interest, and ESN shall retain all money previously paid by the Participant, with regards to the Hollins Prospect, as liquidated damages, and not as a penalty, the parties agreeing that the damages to ESN would be difficult to ascertain. Notwithstanding anything to the contrary a dry hole will not earn any acreage allocated to the dry hole.

4. ESN will attempt to drill, and if prudent, complete each of said three Initial Wells for the estimated cost as set out in the AFE attached hereto as Exhibit "B" with $343,556.72 being allocated to drilling & testing cost, herein referred to as Drilling Cost, and $428,250.05 being allocated to completion, herein referred to as Completion Cost, all being on a 1/3 for 1/4 basis, meaning that the Participant will pay 100% of the AFE'd cost and shall receive 75% of the working interest and ESN shall receive 25% carried working interest.

5. After drilling each of the Initial Wells, if a completion attempt is deemed warranted by ESN and Participant, then ESN will notify the Participant of such completion and ESN shall make available any information available to ESN concerning each well and the Participant shall have 72 hours from the date of notice from ESN to pay to ESN at ESN's address, the Participant's proportionate share of the AFE Completion Cost for each well as set out above. Failure of the Participant to pay its share of the AFE Completion Cost within the allotted time will result in Participant's decision not to participate in the completion of such well and the immediate forfeiture of all right title and interest by the Participant in and to the subject well and ESN and the Participant shall have no further obligation to the other with respect to the said well and drilling unit except that settlement of actual costs as set out in paragraph 8 below.

6. In the event that by a prudent operator decision of ESN, total depth could not be reached or a completion attempt is considered not possible or, not prudent or warranted by ESN, then ESN will consult with the Participant and upon mutual agreement the well will be plugged as per the requirements of the Texas Railroad Commission unless otherwise agreed to by the parties.

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7.    A final accounting of actual costs will be made within 45 days of plugging or completion of each well. (A well shall be deemed completed when it is hooked up and capable of producing into the tanks and/or pipeline.) Once a final accounting of the actual Drilling Cost and/or Completion Cost is made by ESN and if the AFE amount paid for the Drilling & Completion by the Participant is more than the actual final cost then ESN will immediately refund to the participant such overage. However, if said actual cost is more than the AFE previously paid by the Participant, then the Participant hereby agrees to immediately pay to ESN such difference.

8. The AFE attached hereto as Exhibit "B" sets out an estimate for Drilling and Completion Costs for each of the Initial Wells and shall be approved by the Participant upon the execution of this agreement. Those costs so designated by an asterisk (*) shall be fixed costs and shall not be either more or less than that amount as set out in the AFE and shall be relatively the same for all wells drilled on the Hollins Prospect Acreage. All other costs not designated by an asterisk may be adjusted either up or down depending on the actual cost when a final accounting is made.

9. ESN will make a reasonably prudent operator's effort to re-enter, re-drill, drill and complete wells on the subject acreage as economically as possible. In the event that any goods and services are necessary other than those included in the AFE, such costs will be considered as "additional costs" and will be billed out as per the terms of this agreement to the Participant. The Participant hereby agrees to pay said costs within 10 days from the receipt of such notice to pay its proportionate share of "additional cost". Should the Participant fail to pay the assessed amount of any "additional costs" within the allotted 10 day period, therefore choosing to go as a "non-consent party", then the cost may be paid by ESN and ESN will be allowed to recover 400% of that cost paid for the "non-consenting party" including operating costs from its net production share before the "non-consenting party" will begin receiving any revenue from any wells on the Hollins Prospect.

10. On or about, but not before, 60 days of the plugging or first production of the latter drilled of the first two proposed wells ESN will propose to drill the 3rd well of the Initial Wells and the participant shall have 10 days from such notice in which to notify ESN in writing as to Participant's desire to participate or not to participate in the drilling of the said well. Participant's choice not to participate or not to respond shall be deemed the Participant's choice not to proceed with the drilling of the third well and thereby will result in the Participant's loss of any right title or interest, if any, in and to the Hollins Prospect and all locations not previously drilled under this agreement including the Participant's right to continue drilling wells on the prospect acreage, save and except that the Participant shall retain its interest in previously completed wells.

11. On or about, but not before, 60 days from the date of the plugging or first production of the third Initial Well ESN shall commence proposing subsequent wells to be drilled on mutually agreeable terms and well sites in units of three wells every 120 days, subject to rig availability, on the Hollins Prospect acreage, in which Participant shall have the right but not the obligation to participate. Participant shall have 15 days from such proposal and notice by ESN to pay to ESN at ESN's address the amount as stated above for three additional Location Fees. Should Participant fail to pay said Location Fees within the allotted 15 day period, or if the parties cannot agree on terms or locations within the time period, then Participant shall have no right to continue to participate in the drilling of wells on the Hollins Prospect, and all of Participant's right and interest shall automatically terminate with respect to the Hollins Prospect, save and except the interest in wells previously drilled under this agreement on the Prospect Acreage. Should the Participant fail to tender its share of the AFE Drill and Test Cost within 15 days of notice from ESN of proposed wells then the Participant shall have no right to continue to participate in the drilling of wells on the Hollins Prospect, and the Participant's right and interest shall automatically terminate, save and except the interest in wells previously drilled under this agreement on the Prospect Acreage. Participant will be entitled to participate in the drilling and development of the Hollins Prospect in units of 3 wells at a time and only if it has participated in the preceding unit, otherwise, Participant will have no right to participate in any other acreage in the Hollins Prospect. ESN shall propose unit wells on or about, but not before, 60 days from the date of first production or plugging of the last well drilled in the preceding unit. Participant shall pay ESN Location Fees for each new proposed unit well within 15 days of such notice of proposed wells and Participant shall pay the AFE drilling cost for the next 3 wells 30 days prior to the next rig availability date of each well.

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12.   ESN shall be Operator of the Hollins Prospect and wells drilled thereon, and the Joint Operating Agreement attached hereto shall be executed by ESN and Participant.

13. ESN reserves the right to resign as Operator at any time and ESN and Participant shall mutually agree on a new Operator in accordance with the terms of the Joint Operating Agreement.

14. The Participant understands there will be monthly operating costs associated with maintaining a producing property (ies) for which the Participant is liable and expected to pay for its proportionate share. When possible the Participant's share of the operating cost will be deducted proportionately from production revenue prior to disbursement of revenue checks on a monthly basis. In most cases the revenue should exceed expenses, however there may be instances when the production income is less than the operating expense, in which case the Participant will receive a billing statement detailing the operating expense overage, which the Participant agrees to promptly pay.

15. Upon a successful completion of the subject well(s) and the establishment of production, ESN shall prepare and deliver to the Participant the Joint Operating Agreement (JOA) attached hereto and a Division Order (DO) between ESN and the Participant, which the Participant hereby agrees to promptly execute and return to ESN. Such JOA & DO shall govern the operations of the well and describe the interest owned by the Participant for revenue payments to the Participant. The execution of this Agreement shall be deemed the Agreement of ESN and the Participant to the JOA attached hereto as if both parties have signed same after production is obtained on the first unit, but shall become effective upon the establishment of production. Any conflict between the provisions of this Participation Agreement and the joint operating agreement shall be governed by the provisions of this Participation Agreement.

16. Within 30 days after the completion of a well ESN shall deliver or cause to be delivered to the Participant a recordable Assignment of Interest reflecting the Participant's proportionate share of interest in and to that producing well and production unit in which the Participant has participated.

17. Any notice provided or permitted to be given under this agreement shall be in writing, and shall be deemed to have been duly given and received if delivered personally, or sent by overnight delivery service or facsimile transmission or within five (5) calendar days of mailing by registered or certified mail (return receipt requested) to the party to be notified at the following addresses or at such other addresses as shall be specified by the parties by like notice:

      If to ESN:            Edwin S. Nichols Exploration, Inc.
                            Attention: Edwin S. Nichols, President
                            P.O. Box 326 115 West River Meridian TX
                            76665 Facsimile: (254) 435-2347

      If to Participant     Falcon Natural Gas Corp.
                            Attention: Fred B. Zaziski, President
                            2500 City West Blvd., Suite 300
                            Houston, Texas 77042
                            Facsimile: (713) 456-2581

18. If any term or other provision of this agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

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19.   This agreement shall inure to the benefit of and be binding upon the successors, heirs and assigns of the parties.

20. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed and acknowledged this agreement as of the 10th day of March 2006.

      EDWIN S. NICHOLS EXPLORATION, INC.       PARTICIPANT
                                               FALCON NATURAL GAS CORP.

      /s/ Edwin S. Nichols                     /s/ Fred B. Zaziski
      ----------------------------------       ---------------------------------
      Edwin S. Nichols, President              Fred B. Zaziski, President

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                                   EXHIBIT "A"

                                Hollins Prospect

Section 20: All, Save and Except the W/2NW/4 & E/2SE/4 containing 480 gross acres more or less.
Section 21:  All of section 21 containing 640 gross acres, more or less.
Section 29: W/2 of the South 400.00 acres containing 200 gross acres, more or less.
Section 30: W/2SE/4 and E/2NE/4 of section 30 containing 160 acres, more or less.

All being located in Block 22 of the T & P RR. Co. Survey, Nolan & Fisher Counties, Texas.

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